Exhibit 99.1

For Immediate Release Contact: David S. Silverman (802) 888-6600

Union Bankshares Announces Fourth Quarter Ended December 31, 2016
Earnings and Quarterly Dividend Payment

Morrisville, VT January 18, 2017 - Union Bankshares, Inc. (NASDAQ - UNB) today announced results for the year ended December 31, 2016. Consolidated net income for the fourth quarter of 2016 was $2.3 million, or $0.53 per share, compared to $1.9 million, or $0.44 per share, for the same period in 2015, and $8.5 million, or $1.91 per share for the year ended December 31, 2016, compared to $7.9 million, or $1.77 per share, for the same period in 2015.
Fourth Quarter Highlights
Highlights of the three months ended December 31, 2016 compared to the three months ended December 31, 2015 include:

•	Net income increased $418 thousand, or 21.7% to $2.3 million.

•	Net interest income increased $456 thousand, or 7.7% to $6.4 million.

•	Return on average common equity of 16.51% and return on average assets of 1.38%.

•	Total assets increased $62.6 million, or 10.0%, to $691.5 million.

•	Loans increased $35.1 million, or 6.92% to $541.7 million.

•	Deposits increased $37.3 million, or 6.65%, to $597.7 million

Total noninterest income for the fourth quarter of 2016 was $2.6 million, an increase of $155 thousand compared to the fourth quarter of 2015. The increase is primarily attributable to an increase of $33 thousand in trust revenue, a $51 thousand increase in loan servicing income, a $45 thousand increase in gain on sale of real estate loans, and a $33 thousand increase in mortgage servicing right income.

Total noninterest expense increased 10.7%, or $611 thousand, to $6.3 million for the fourth quarter of 2016 compared to $5.7 million for the same period in 2015. Increases of $244 thousand in salaries and wages, $131 thousand in pension and employee benefits, $47 thousand in occupancy expense, and $206 thousand in other expenses account for the increase in total noninterest expenses during the comparison periods.

Income tax expense for the fourth quarter of 2016 was $269 thousand compared to $537 thousand for the fourth quarter of 2015. A rehabilitation tax credit related to a low income housing investment project accounted for the reduction in expense.

Year-to-Date Highlights

Highlights of the year ended December 31, 2016 include:

•	Net income increased $633 thousand, or 8.0% compared to 2015.

•	Net interest income increased $1.7 million, or 7.2% to $24.8 million.

•	Return on average common equity of 15.25% and return on average assets of 1.30%.

•	Book value per common share increased 4.5% to $12.57 as of December 31, 2016.

•	Total shareholders’ equity increased 4.7% to $56.1 million compared to December 31, 2015.

•	The loan servicing portfolio increased $29.6 million to $452.0 million.

•	Net loan charge-offs were $104 thousand, or 0.02% of average loans, for the year ended December 31, 2016.

•	Nonperforming loans were 0.81% of total loans.

For the year ended December 31, 2016, noninterest income was $10.1 million, an increase of $348 thousand from a year ago. The increase is attributable to increases in service charges on accounts of $107 thousand, loan servicing income of $158 thousand, other service fee income of $49 thousand, gain on sales of securities of $18 thousand, and income from life insurance of $57 thousand, partially offset by a reduction in mortgage servicing right income of $67 thousand.

Total noninterest expense increased 8.6%, or $1.9 million, to $24.2 million for the year ended December 31, 2016 compared to $22.3 million in 2015. Increases of $686 thousand in salaries and wages, $548 thousand in pension and employee benefits, $240 thousand in equipment expense, and $459 thousand in other expenses were partially offset by a decrease in occupancy expense of $16 thousand.

On January 18, 2017, the Board of Directors declared a $.01, or 3.6%, increase in the regular quarterly cash dividend from $0.28 to $0.29 per share payable February 8, 2017 to shareholders of record as of January 28, 2017.

About Union Bankshares, Inc.
Union Bankshares, Inc., headquartered in Morrisville, Vermont, is the bank holding company parent of Union Bank, which provides commercial, retail and municipal banking services and asset management services throughout northern Vermont and New Hampshire. Union Bank operates 17 banking offices, three loan centers, and multiple ATMs throughout its geographical footprint.

Union Bank has been helping people buy homes and local businesses create jobs in area communities since opening its doors over 125 years ago. Union Bank has earned an exceptional reputation for residential lending programs and has recently been named, for the third consecutive year, the USDA RD Vermont lender of the year. Union is also an SBA Preferred lender and has an Outstanding Community Reinvestment Act rating. Union is proud to be one of the few community banks serving Vermont and New Hampshire and we maintain a strong commitment to traditional values. Union is dedicated to providing genuine customer service and community support and donates to various local nonprofits annually. These values--combined with financial expertise, quality products and the latest technology--make Union Bank the premier choice for your banking services, both personal and commercial. Member FDIC. Equal Housing Lender.
Forward-Looking Statements
Statements made in this press release that are not historical facts are forward-looking statements. Investors are cautioned that all forward-looking statements necessarily involve risks and uncertainties, and many factors could cause actual results and events to differ materially from those contemplated in the forward-looking statements. When we use any of the words “believes,” “expects,” “anticipates” or similar expressions, we are making forward-looking statements. The following factors, among others, could cause actual results and events to differ from those contemplated in the forward-looking statements: uncertainties associated with general economic conditions; changes in the interest rate environment; inflation; political, legislative or regulatory developments; acts of war or terrorism; the markets' acceptance of and demand for the Company's products and services; technological changes, including the impact of the internet on the Company's business and on the financial services market place generally; the impact of competitive products and pricing; and dependence on third party suppliers. For further information, please refer to the Company's reports filed with the Securities and Exchange Commission at www.sec.gov or on our investor page at www.ublocal.com.